EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release                                                                                                                                                           12-014

Date: August 23, 2012	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Appoints Jan Rask as New Director

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that the Board of Directors has appointed Jan Rask as a new director.  Mr. Rask has worked in the shipping and offshore industry for approximately 33 years and has held a number of positions of progressive responsibility in finance, chartering and operations.  Most recently, Mr. Rask served as the President, Chief Executive Officer and a director of TODCO, an oil and gas drilling contractor.  Mr. Rask will serve as a Class I director until the Company’s next annual meeting of shareholders.  Mr. Rask has also been appointed to serve on the Compensation and Corporate Governance and Nominating committees of the Board.

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Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  For more information about Helix, please visit our website at www.HelixESG.com.